Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170915 on Form S-3 and Registration Statement No. 333-181304 on Form S-8 of our reports dated March 15, 2013 relating to the consolidated financial statements and consolidated financial statement schedule of PHI, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

March 15, 2013